EXHIBIT 99.1

Important Notice Concerning Your Rights
Under the Regions Financial Corporation 401(k) Plan

November 22, 2016

This notice is to inform you that the Regions Financial Corporation 401(k) Plan will be changing recordkeeping services from Mercer/Transamerica to MassMutual.

As a result of this change, you temporarily will be unable to direct or diversify investments in your individual accounts, obtain a loan or hardship from the Plan, or obtain any other distribution from the Plan. This period, during which you will be unable to exercise these rights otherwise available under the Plan, is called a “blackout period.” Whether or not you are planning retirement in the near future, we encourage you to carefully consider how this blackout period may affect your retirement planning, as well as your overall financial plan.

The blackout period for the Plan is expected to begin on December 23, 2016 at 2 p.m. Central Time, and end on January 13, 2017. During these weeks, you can determine whether the blackout period has started or ended by calling MassMutual at 1-800-701-8892 from 7 a.m. to 8 p.m. Central Time and reference 62273.

During blackout period you will be unable to direct or diversify the assets held in your Plan account. For this reason, it is very important that you review and consider the appropriateness of your current investments in light of your inability to direct or diversify those investments during the blackout period. For your long-term retirement security, you should give careful consideration to the importance of a well-balanced and diversified investment portfolio, taking into account all your assets, income and investments. You should be aware that there is a risk to holding substantial portions of your assets in the securities of any one company, as individual securities tend to have wider price swings, up and down, in short periods of time, than investments in diversified funds. Stocks that have wide price swings might have a large loss during the blackout period, and you would not be able to direct the sale of such stocks from your account during the blackout period.

If you have any questions concerning this notice, you may contact the Regions Benefit Assistance Center at 1-877-562-8383, Option 1.